CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Kush Bottles, Inc.

1800 Newport Circle

Santa Ana, CA 92705

We consent to the incorporation by reference in the registration statement on Form S-8 (No.  333-209439) of Kush Bottles, Inc. of our reports dated November 28, 2017, with respect to the consolidated balance sheets of Kush Bottles, Inc., as of August 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended August 31, 2017, which appear in the August 31, 2017 annual report on Form 10-K of Kush Bottles, Inc.

/s/ RBSM LLP

Larkspur, CA

November 28, 2017